Exhibit 10.72

FOURTH AMENDMENT

TO THE

HEALTH NET, INC. 401(k) SAVINGS PLAN

(As Amended and Restated effective January 1, 2008)

WHEREAS, Health Net, Inc. (the “Company”) heretofore has adopted and maintains the Health Net, Inc. 401(k) Savings Plan (the “Plan”) for the benefit of its eligible employees of the Company and certain of its affiliates; and

WHEREAS, the Company desires to make certain changes to the Plan to clarify permissible investment transfers, investment elections and loans and to expand the hardship withdrawal provisions to permit payment of funeral expenses of a domestic partner.

NOW, THEREFORE, pursuant to the power of amendment contained in Section 15.1 of the Plan, the Plan is hereby amended, effective as of the dates set forth below:

1. Effective as of January 1, 2008, Section 2(12) of the Plan is hereby amended in its entirety to read as follows:

(12) Compensation Committee. The Compensation Committee of the Board of Directors of the Company.

Effective as of January 1, 2008, the phrase “Compensation and Stock Option Committee” is hereby replaced in all places it appears in the Plan with the phrase “Compensation Committee”.

2. Effective as of April 1, 2011, Section 2 of the Plan contained two different definitions in paragraph (13A), “Domestic Partner” and “Distributee.” Effective as of April 1, 2011, the Plan is hereby amended to provide that paragraph (13A) shall continue to provide the definition of “Distributee” and that a new paragraph (13B) shall be added immediately following paragraph (13A) to provide the current definition of “Domestic Partner” which reads as follows:

(13B) Domestic Partner. (a) a same sex individual married to a Participant under the state laws applicable to such Participant at the time of such marriage, (b) the civil union of an individual who is the same sex or opposite sex of a Participant under the state laws applicable to such Participant at the time of such civil union, or (c) a domestic partner who is the same sex or opposite sex of a Participant and, together with the Participant, has registered with a state or local government’s domestic partnership registry. No Participant may simultaneously have a Spouse and a Domestic Partner. In the event of such a conflict, the Participant will be deemed to have a Spouse and not to have a Domestic Partner to the extent required by federal law. However, if federal law does not require that the Plan recognize the Spouse only, then the Plan will recognize the person who first entered into a valid relationship with the Participant, provided such relationship has not been dissolved.

3. Effective as of January 1, 2011, Section 7.1(c) of the Plan is hereby amended in its entirety to read as follows:

(c) Change of Investment Election. Except as set forth in Section 7.2 and this subsection, a Participant may elect to change his or her investment election at such intervals as may be determined by the Committee in the time and the manner prescribed by the Committee (in multiples established by the Committee from time to time); provided, however, that such intervals shall occur no less frequently than on a quarterly basis. Such change shall be limited to the investment funds then maintained or employed by the Trustee pursuant to Section 6.2(a). A Participant may change his or her investment election in the time and manner designated by the Committee among the funds maintained pursuant to Section 6.2(a), with respect to (i) contributions and earnings thereon made on behalf of or by the Participant under Article 4 or Article 5 prior to such change, (ii) to future contributions made pursuant to such Articles, or (iii) both. In no event will a Participant be able to make a transfer into the Company Stock Fund from the investments funds then maintained pursuant to Section 6.2(a). A Participant may, however, elect to make a transfer from the Company Stock Fund to the investment funds maintained pursuant to Section 6.2(a).

4. Effective as of April 1, 2011, Section 8.2(c)(1)(H) of the Plan is hereby amended in its entirety to read as follows:

(H) any other payments of expenses incurred under paragraphs (A), (C) or (E) above with respect to a Domestic Partner which the 401(k) Administrator determines, based on all the relevant facts and circumstances, to be an immediate and heavy financial need under such paragraphs.

5. Effective as of January 1, 2011, Section 8.3(a) of the Plan is hereby amended in its entirety to read as follows:

a) Making of Loans. Subject to the restrictions set forth in this Section, the 401(k) Administrator shall establish a loan program whereby any Participant who is an Employee may request pursuant to procedures established by the 401(k) Administrator, to borrow funds from the Plan. The principal balance of such loan shall be not less than $1,000 and shall not exceed the lesser of (1) 50 percent (50%) of the aggregate of the Participant’s vested account balances (other than his or her investments in the Company Stock Fund) as of the Valuation Date coinciding with or immediately preceding the day on which the loan is made, and (2) $50,000, reduced by the excess, if any, of the highest outstanding loan balance of the Participant under all plans maintained by the Employer during the period of time beginning one year and one day prior to the date such loan is to be made and ending on the date such loan is to be made over the outstanding balance of loans from all such plans on the date on which such loan was made.

IN WITNESS WHEREOF, Health Net, Inc. has caused this instrument to be executed by its duly authorized officer this 8th day of November, 2011.

HEALTH NET, INC.

By:	/s/ Karin D. Mayhew
Karin D. Mayhew

Its:	Senior Vice President, Organization Effectiveness

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